EXHIBIT 10.31

STATE OF NORTH CAROLINA

COUNTY OF DURHAM
                           FOURTH AMENDMENT TO LEASE
                           -------------------------

THIS FOURTH AMENDMENT TO LEASE (the "Fourth Amendment") is made and entered into as of the 15th day of December, 2005, by and between CANTERBURY HALL, IC, LLC, a Delaware limited liability company ("LandIord") [successor-in-interest to Petula Associates, Ltd., an Iowa corporation ("Petula") and Principal Life Insurance Company, an Iowa corporation ("Principal") as tenants-in-common (collectively, "Petula/Principal")] and CLINFORCE, INC., a Delaware corporation ("Tenant") [successor by name change to Clinical Trials Support Services, Inc., a North Carolina corporation ("CTSS")].

                                   WITNESSETH:

         A. Petula/Principal and CTSS entered into a Lease dated as of November 3, 1999 (as amended, the "Existing Lease") for certain premises known as Suites 240 and 206 consisting of approximately 8,080 rentable square feet of space (the "Original Premises") in that certain building known as Canterbury Hall (the "Building") located at 4815 Emperor Blvd., Durham, North Carolina as more particularly described in the Existing Lease;

         B. Pursuant to that certain First Amendment to Lease dated December 20, 1999, between Petula/Principal and CTSS, the Original Premises was expanded to include approximately 4,664 rentable square feet of space, creating the "Combined Premises" containing approximately 12,744 rentable square feet as more particularly described in the First Amendment.

         C. Pursuant to that certain Second Amendment to Lease dated October 10, 2003, between Landlord (as successor-in-interest to Petula/Principal) and Tenant (as successor by name change to CTSS), the Combined Premises was further expanded to include an additional 8,656 rentable square feet designated as the First Floor Expansion Space, the Second Floor Expansion Space and the 2004 Expansion Space (collectively, the "Expansion Space"), all as more particularly described in said Second Amendment. The Combined Premises and Expansion Space totaling approximately 21,400 rentable square feet are collectively hereinafter referred to as the "Complete Premises".

         D. Pursuant to that certain Third Amendment to Lease dated October 6, 2004, between Landlord and Tenant, the Complete Premises was expanded to include an additional 2,285 rentable square feet of additional space (the Additional Second Floor Expansion Space), creating the "Revised Complete Premised" totaling 23,685 rentable square feet, all as more particularly described in said Third Amendment.

         E. Landlord and Tenant desire to further amend the terms of the Existing Lease: (i) to increase the size of the Revised Complete Premises to include an additional 10,950 rentable square feet of additional space on the third floor of the Building as more particularly shown on Exhibit A-6 attached hereto (the "2006 Expansion Space"), and (ii) to modify certain other terms and conditions of the Existing Lease. For purposes hereof, the Existing Lease as amended by this Fourth Amendment is referred to as the "Lease" all capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Lease.

         NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Landlord and Tenant hereby agree that, effective as of the date set forth above, the Existing Lease shall be, and hereby is, amended as follows:

         1. Recitals. The recitals shall form a part of this Fourth Amendment.

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         2. Term Notwithstanding anything in the Lease to the contrary, the Term of the Lease with respect to the 2006 Expansion Space shall commence on the 2006 Expansion Space Commencement Date (as hereinafter defined in Section 3), and shall expire on September 30, 2013, coterminously with the Extension Term applicable to the Complete Premises.

         3.Premises. Effective as of the earlier of: (i) the date Tenant, or any person occupying any portion of the 2006 Expansion Space with Tenant's permission, commences business operations from the 2006 Expansion Space, or (ii) the date of Landlord's delivery of the 2006 Expansion Space to Tenant upfitted in substantial accordance with the Plans (as hereinafter defined in Section 5) or the date upon which Landlord would have delivered the 2006 Expansion Space to Tenant upfitted in substantial accordance with the Plans but for delays attributable to Tenant or Tenants agents, employees or contractors (the earliest of said dates being the 2006 Expansion Space Commencement Date) and continuing through the Extension Term of the Lease, the Revised Complete Premises shall be expanded to include the 2006 Expansion Space and the Premises under the Lease shall be redefined to be a total of 34,635 rentable square feet on the first, second and third floors of the Building all as more particularly described in Exhibit A-6 attached hereto (the "2006 Revised Premises"). Accordingly, as of the 2006 Expansion Space Commencement Date, wherever reference is made in the Lease to the Premises, Revised Premises, Complete Premises, or Revised Complete Premises it shall be deemed to mean the 2006 Revised Premises, and Exhibits A-2, A-3, A4, and A-5 to the Lease shall be replaced with Exhibit A-6 attached hereto in order to evidence the location of the 2006 Revised Premises.

         4. Delivery of 2006 Expansion Space. Landlord shall act in good faith and use diligent efforts to deliver the 2006 Expansion Space to Tenant upfitted in substantial accordance with the Plans on or before April 1, 2006. Notwithstanding anything contained herein to the contrary, in no event shall Landlord's completion of the improvements in the 2006 Expansion Space be dependent upon, or the 2006 Expansion Space Commencement Date delayed because of, the installation of any special equipment or improvements to the 2006 Expansion Space to be supplied and installed by Tenant.

         Notwithstanding the foregoing, Landlord shall use reasonable efforts to provide Tenant and tenant's licensed contractors with access to the 2006 Expansion Space two (2) weeks prior to the 2006 Expansion Space Commencement Date for among other things, Tenants installation of its furniture, fixtures, cabling and equipment within the 2006 Expansion Space, provided (i) Tenant has obtained all insurance required under the Lease to be maintained by Tenant, (ii) Such early access by Tenant and its contractors does not in any way interfere with Landlord's completion of the 2006 Improvements (as hereinafter defined),
(iii) Tenant's access is coordinated in advance with Landlord's contractor, and
(iv) Tenants occupancy of the 2006 Expansion Space prior to the 2006 Expansion Space Commencement Date otherwise complies with all other applicable terms and conditions of the Lease.

         5. Tenant Improvements. Tenant agrees that it currently occupies, and shall continue to occupy, the Revised Complete Premises in its "as is" condition without any further improvements thereto except as otherwise provided herein. Landlord shall, subject to the terms herein, supervise the construction and installation of the initial improvements in the 2006 Expansion Space (the 2006 Improvements") in accordance with Tenants plans and specifications for the design, construction, and installation of the 2006 Improvements (the "Plans"), as such plans have been reviewed and approved by Landlord and Tenant, such approval not to be unreasonably withheld. Landlord shall substantially complete the 2006 Improvements in accordance with said Plans and in a good and workmanlike manner, such substantial completion to be certified by Landlords engineer.

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         Landlord shall contribute up to a maximum of Seventeen and No/100
Dollars ($17.00) per rentable square foot of the 2006 Expansion Space (the 2006 Expansion Allowance toward only the following costs: (i) any cost of installing the 2006 Improvements on an "as completed" basis which is performed in accordance with the Plans and related to the work to be done for the purpose of preparing the 2006 Expansion Space for Tenants occupancy and use, (ii) the cost of preparing the Plans, (iii) design costs for architectural, mechanical, plumbing and electrical design, (iv) construction documents and permits, and (v) a construction management fee equal to four percent (4%) of the total cost of constructing the 2006 Improvements to be paid to Landlord; provided, however, in no event shall the 2006 Expansion Allowance be used for any costs associated with Tenant's personal property, equipment, trade fixtures or other items of a non-permanent nature installed in the 2006 Expansion Space, including without limitation, telephone and data cable lines. In the event that either prior to the commencement of the installation of the 2006 Inprovements or at any time during or following the installation of the 2006 Improvements, the cost of the 2006 Improvements exceeds the 2006 Expansion Allowance or Tenant requests any change to the aforementioned Plans which has resulted or might result in an increase in the cost of the installation of such 2006 Improvements so that the cost exceeds the 2006 Expansion Allowance, then Tenant shall be exclusively responsible for the payment of such amount and shall promptly deliver the necessary funds to defray such excess cost to Landlord no later than fifteen
(15) days after Landlord demands same. Notwithstanding the foregoing, any change order(s) requested by Tenant which will result in an increase in the cost of the construction and installation of the 2006 Improvements shall be agreed to in advance by Landlord and Tenant, and Tenant shall be obligated to pay Landlord an additional construction management fee relative to such change order(s) equal to four percent (4%) of any increase in the cost of the construction and installation of the Tenant Improvements. Any savings or unused portion of the 2006 Expansion Allowance after the 2006 Improvements are completed shall be made available to Tenant for additional permanent improvements to the Revised Complete Premises.

         Tenant acknowledges that Landlord may be supervising the construction of the 2006 Improvements while Tenant occupies the 2006 Revised Premises and Landlord agrees that it shall use reasonable efforts to minimize any interference with Tenants business operations within the 2006 Revised Premises while constructing such improvements.

         6. Additional Al1owance. Notwithstanding anything contained herein to the contrary, Tenant may elect to obtain from Landlord an additional upfitting allowance in an amount not to exceed Fifty-Four Thousand Seven Hundred Fifty and No/00 Dollars ($54,750.00) (the "Additional Upfitting Allowance) [which represents $5.00 per rentable square foot of the 2006 Expansion Space] for the 2006 Improvements. In consideration of any such Additional Upfitting Allowance paid by Landlord, the Minimum Rent otherwise payable by Tenant under this Lease shall be increased by the amount required to fully amortize the actual amount of any sum Additional Upfitting Allowance, together with interest thereon at the rate of ten percent (10%) per annum, in equal monthly installments over the initial Term and monthly installments of Minimum Rental shall be adjusted accordingly.

         7.Rental. Provided no Tenant default has occurred and is continuing under the Lease Tenant shall have no obligation to pay Minimum Rental or Additional Rent with respect to the 2006 Expansion Space for the first seven (7) months following the 2006 Expansion Space Commencement Date. Thereafter, Tenant shall pay all rent due and payable under the Lease, at the same rate and under the same conditions as are set forth in the Lease with respect to the Revised Complete Premises. Accordingly, beginning as of the 2006 Expansion Space Commencement Date and continuing throughout the Extension Term. Tenant shall pay Minimum Rental with respect to the 2006 Revised Premises as follows:

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PERIOD                 RATE                   MONTHLY RENT         ANNUAL RENT
------                 ----                   ------------         -----------
4/1/06*-9/30/06        $14.86 per r.s.f.        $29,329.93         $351,959.16
10/1/06-10/31/06       $15.23 per r.s.f.        $30,060.21         $360,722.52
11/1/06--9/30/07       $15.23 per r.51.         $43,957.59         $527,491.08
10/1/07-9/30/08        $15.61 per r.s.f.        $45,054.36         $540,652.32
10/1/08-9/30/09        $16.00 per r.s.f.        $46,180.00         $554,160.00
10/1/09-9/30/10        $16.40 per r.s.f.        $47,334.50         $568,014.00
10/1/10-9/30/11        $16.81 per r.s.f.        $48,517.86         $582,214.32
10/1/11-9/30/12        $17.23, per r.s.f.       $49,730.09         $596,761.08
10/1/12-9/30/13        $17.66 per r.s.f.        $50,971.18         $611,654.16

         *In the event the 2006 Expansion Space Commencement Date is a date other than April 1, 2006, this rent schedule shall be adjusted and shall be effective as of the actual 2006 Expansion Space Commencement Date, such that Tenant's base rent applicable to the 2006 Expansion Space shall be abated until the seven (7) month anniversary of the 2006 Expansion Space Commencement Date.

         Effective as of the 2006 Expansion Space Commencement Date, the Operating Expense Stop with respect to the 2006 Expansion Space shall be redefined to be the actual Operating Expenses for the calendar year 2006; provided, however, the Operating Expense Stop applicable to the Revised Combined Premises shall not be modified. Commencing as of the 2006 Expansion Space Commencement Date and continuing throughout the Extension Term. Tenant shall continue to pay Tenants Proportionate Share of Operating Expenses, including insurance costs, taxes, and operating expense charges, and any other amount due and payable under the Lease, in accordance with the terms of the Lease, provided Tenant's Proportionate Share shall be adjusted to reflect the 2006 Revised Premises as of the 2006 Expansion Space Commencement Date.

         8. Broker. Landlord and Tenant represent and warrant each to the other that they have not dealt with any broker(s) or any other person claiming any entitlement to any commission in connection with this transaction except Tri Properties, Inc. and Corporate Realty Advisors (collectively, the "Broker"). Tenant agrees to indemnify and save Landlord harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys fees, for any leasing commissions or other commissions, fees, charges or payments due, owing, or made to a broker (except as provided immediately below) in connection with this Fourth Amendment. Landlord agrees to indemnify and save Tenant harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys' fees for any leasing commissions or other commissions, fees, charges or payments resulting from or arising out of its actions in connection with this Fourth Amendment. Landlord expressly agrees and acknowledges that Landlord is responsible for the full payment of any leasing commissions due Broker pursuant to a separate written agreement with Broker.

         9. Rooftop Communications. Subject to the conditions set forth herein and provided no default has occurred and is continuing hereunder, Landlord hereby grants to Tenant the non-exclusive right to install, maintain and operate, at Tenant's sole cost and expense, communications equipment (the "Equipment") on the roof of the Building, all in accordance with the Roof License Agreement attached hereto as Exhibit B and incorporated herein by reference (the "Roof License Agreement"). The size, location and method of installation of the Equipment shall be at Landlord's sole discretion and Tenant hereby agrees to install the Equipment at Tenant's sole cost and expense, under the direct supervision of Landlords roofing contractor, and in such a manner as will not affect Landlord's

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insurance or roof warranty. The use of the Equipment shall be limited solely to
Tenant, and Landlord reserves the right, in its sole discretion to withhold consent to any proposed subletting or assignment of the rights to use the Equipment. Tenant shall install all equipment at the sole cost and expense and risk of Tenant and shall do so in a good workmanlike manner and in compliance with all federal, state and local building, zoning, electric, telecommunications, and safety codes and ordinances, standards, regulations, laws and requirements, including, without limitation, those of the Federal Communications Commission. Nothing contained herein shall impose any liability or repair obligations upon Landlord relative to the Equipment. Upon the expiration or earlier termination of this Lease, Tenant agrees, while under the direct supervision of Landlords roofing contractor, to remove the Equipment and return the roof of the Building to the condition in which it existed as of the Commencement Date. Prior to the installation of the Equipment, Tenant shall execute the Roof License Agreement.

         10. Right of First Refusal. Notwithstanding anything in the Lease to the contrary, provided no Tenant default has occurred and is continuing hereunder and provided Tenant has not assigned this Lease nor sublet all or any portion of the Premises, Tenant shall have a continuing right of first refusal to Lease the space within the Building immediately adjacent to the 2006 Revised Premises as more: particularly described on Exhibit A-1 attached hereto (the "Adjacent Space") at such time as such Adjacent Space becomes available for lease during the initial Term; provided, however, Tenant shall have no right to lease any portion of the Adjacent Space which is re-leased to existing tenants occupying such space. Prior to entering into any new lease for all or any portion of the Adjacent Space, Landlord shall first offer (by written notice to Tenant) to lease the relevant portion of the Adjacent Space to Tenant upon the same terms and conditions as set forth in a bona fide third party offer (the "Third Party Offer") for the relevant portion of the Adjacent Space being leased. Tenant shall have a period of five (5) business days following receipt of said written notice from Landlord to provide Landlord with written notice of its election to lease the Adjacent Space which is the subject of said Third Party Offer. In the event Tenant fails to respond to Landlord within said five
(5) business day period, Tenant shall be deemed to have waived its rights with respect to the leasing of the Adjacent Space. If Tenant elects not to exercise its right to lease the Adjacent Space and such space subsequently becomes available for lease, Tenant shall again have a right of first refusal with respect to such space. In the event Tenant elects to exercise its right of first refusal with respect to the Adjacent Space, Tenant shall be deemed to lease the Adjacent Space which is the subject of said Third Party Offer subject to the terms and conditions as set forth in the Third Party Offer and the parties hereto shall amend the Lease (or enter into a new lease) to memorialize the terms of said Lease.

         11. Extension Option. Tenant shall continue to have the right to extend the Extension Term with respect to the 2006 Revised Premises once for a period of five (5) years pursuant to the terms and conditions of Section 7 of the Second Amendment to Lease.

         12. Ratification. Except as expressly or by necessary implication amended or modified hereby, the terms of the Existing Lease are hereby ratified, confirmed and continued in full force and effect.

                  [Remainder of Page Left Blank Intentionally]

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         IN WITNESS WHEREOF, Each of the parties hereto has duly executed this
Fourth Amendment as of the day and year first above written.

                                 LANDLORD:

                                 CANTERBURY HALL IC, LLC,
                                 a Delaware limited liability company




                                 By: PRINCIPAL REAL ESTATE INVESTORS, LLC,
                                 a Delaware Limited liability company, its
                                 authorized agent

                                 By: Michael S. Benson
                                     -----------------------------------

                                 Investment Director, Asset Management

                                 By: Joseph E Pierce
                                     --------------------------

                                 Investment Director, Asset Management

                                 Date: December 15, 2005



                                 TENANT:

                                 CLINFORCE, INC.

                                 a Delaware corporation

                                 By: Tony Sims
                                     -----------------------------------

                                 President

                                 Date: November 15, 2005

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